SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                        ________________

                          SCHEDULE 13G
                        ________________

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED
         PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
              THERETO FILED PURSUANT TO RULE 13d-2(b)

                       (AMENDMENT NO. 1)1

                   Teledata Communications Ltd.
                        (NAME OF ISSUER)

              Ordinary Shares, par value NIS 0.10 per share
                     (TITLE OF CLASS OF SECURITIES)

                             M8762U100
                          (CUSIP NUMBER)

                          December 31, 1998
        (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  x Rule 13d-1(b)
                  o Rule 13d-1(c)
                  o Rule 13d-1(d)



__________________

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  PAGE 1 OF 5 PAGES

                               13G

CUSIP No.  M8762U100
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
               IA
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 2 OF 5 PAGES

                               13G

CUSIP No.  M8762U100
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON **
               IN
_____________________________________________________________________________
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

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


          The Schedule 13G initially filed for the year ended December 31, 1997 of (i) Ardsley Advisory Partners and (ii) Philip J. Hempleman relating to the
Ordinary Shares, par value NIS 0.10 per share (the "Ordinary Shares"), issued by
 Teledata Communications Ltd. (the "Company") is hereby amended as follows to account for the disposition by the Reporting Persons of all the Ordinary Shares
 of the Company beneficially owned by the Reporting Persons:

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  Ordinary Shares, par value
             NIS 0.10 per share

ITEM 4.   OWNERSHIP.

          (a)  Amount beneficially owned:  0

          (b)  Percent of class:

          0%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                    0
               (ii) shared power to vote or to direct the vote
                    0
               (iii) sole power to dispose or to direct the disposition of
                     0
               (iv) shared power to dispose or to direct the disposition of
                    0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.


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




ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below Ardsley Advisory Partners and Philip J. Hempleman certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                            SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.




                              February __, 1999




                              /s/ Philip J. Hempleman
                              -----------------------
                              Philip J. Hempleman, as
                              Managing Partner of
                              Ardsley Advisory Partners



                              /s/ Philip J. Hempleman
                              -----------------------
                              Philip J. Hempleman


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